Exhibit 23.2

[Letterhead of KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celanese Corporation:

The Supervisory Board and Board of Management

Celanese AG:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Celanese Corporation 2004 Stock Incentive Plan of our report dated August 31, 2004, except for paragraph one of Note 28 which is as of October 6, 2004, paragraph two of Note 28, which is as of October 26, 2004, and paragraph three of Note 28, which is as of December 31, 2004, with respect to the consolidated financial statements and financial statement schedule of Celanese AG included in the Prospectus (No. 333-120187) dated January 20, 2005 filed with the Securities and Exchange Commission.

Our report dated August 31, 2004, except for paragraph one of Note 28 which is as of October 6, 2004, paragraph two of Note 28 which is as of October 26, 2004 and paragraph three of Note 28 which is as of December 31, 2004, contains explanatory paragraphs that state that (a) Celanese changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method as discussed in Note 3 to the consolidated financial statements, (b) Celanese adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003, adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51”, effective December 31, 2003, adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002, early adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, effective October 1, 2002, and changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively, and (c) we also have reported separately on the consolidated financial statements of Celanese for the same periods, prior to the change from the LIFO to the FIFO method of determining cost of inventories.  Those consolidated financial statements were presented separately using the U.S. dollar and the euro as the reporting currency.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt am Main

February 9, 2005